Exhibit 99.1
May 22, 2009
Contact:
Robin Hager
Executive Vice President, Chief Resources Officer
336-369-0900
robin.hager@newbridgebank.com
Albert Elected Chairman of NewBridge Bancorp;
Lowe Remains on Board
GREENSBORO, N.C.– The Boards of Directors of NewBridge Bancorp (“NewBridge” or the “Company”) and NewBridge Bank elected Michael S. Albert as the Chairman of the Board of both organizations at its regularly scheduled May meeting. Robert F. Lowe, who has held the title of Chairman since the creation of NewBridge in July 2007, chose to retire as Chairman but will remain an active member of the Boards.
Albert, 54, has served on the NewBridge and NewBridge Bank Boards (or predecessor Boards) since 1995. He recently became a partner of Entrepreneurial Resources, a group of former CEOs and CFOs providing managerial and financial consulting services. His executive management experience spans many decades and includes such roles as Vice President and Marketing Consultant of Stanley Benefits Services, Inc., and President, CEO and Director of Billings Transportation Group, Inc.

“I am honored by the opportunity to serve an organization for which I have high regard,” said Albert. “While it will be difficult to follow in Bob Lowe’s path, I look forward to the challenge of guiding NewBridge to increased levels of productivity and growth.”
Pressley Ridgill, President and CEO of NewBridge Bancorp and NewBridge Bank, welcomed Albert’s appointment and expressed gratitude to Lowe for his years of commitment to the Company.
“Throughout his service on the Board, Mike has displayed the energy, capabilities and determination that uniquely prepare him to lead NewBridge in the years ahead,” Ridgill said.
“At the same time, I am delighted that Bob Lowe will remain active as a director during these challenging times. Through many years of service, Bob has made an enduring, positive mark on our organization. We are thankful that NewBridge will continue to benefit from his guidance and support.”
“The Board and I are excited to work with both Mike and Bob as we continue to position NewBridge as a leading financial services organization throughout our many communities.”
Lowe is the former Chairman and CEO of LSB Bancshares, Inc., which merged with FNB Financial Services Corporation in 2007 to form NewBridge Bank.

About NewBridge Bank
NewBridge Bank is a full service, state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer. NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
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